Exhibit 2.1

FORM OF

AMENDMENT AND WAIVER NO. 1

TO

SHAREHOLDER AGREEMENT

This Amendment and Waiver No. 1 to Shareholder Agreement (the “Agreement”), dated as of December 6, 2005, amends that certain Shareholder Agreement (the “Shareholder Agreement”) dated as of September 28, 2005 between General Electric Company, a New York corporation (“Parent”), and [             ] (“Shareholder”).  Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Shareholder Agreement.

WITNESSETH:

WHEREAS, Parent, Igloo Acquisition Corporation, a wholly owned subsidiary of Parent (“Merger Sub”), and IDX Systems Corporation, a Vermont corporation (the “Company”), have entered into an Agreement and Plan of Merger dated as of September 28, 2005 (as the same may be amended or supplemented, the “Merger Agreement”) providing for the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, Shareholder owns the number of shares of Common Stock, par value $0.01 per share, of the Company (the “Company Common Stock”) set forth on Schedule A attached to the Shareholder Agreement (the “Original Schedule A”) (such shares of Company Common Stock, together with any other shares of capital stock of the Company acquired by Shareholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Subject Shares”);

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent requested that Shareholder enter into the Shareholder Agreement;

WHEREAS, Shareholder wishes to transfer certain of Shareholder’s Subject Shares to the transferee(s) (each a “Transferee”) set forth on Schedule A attached hereto (the “Amended Schedule A”) (the “Transfers”) and such Subject Shares are subject to the Shareholder Agreement;

WHEREAS, each Transferee has agreed to execute and deliver to Parent a shareholder agreement substantially in the form of the Shareholder Agreement, and the Company has agreed to consent to the Transfers and the execution and delivery of such shareholder agreement by each of the Transferees; and

WHEREAS, to induce Parent to permit the Transfers, Shareholder has offered to enter into this Agreement.

NOW, THEREFORE, to induce Parent to permit the Transfers, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

1.                                       Waiver of Transfer Restrictions.  Subject to Section 5, Parent hereby permits Shareholder to transfer to each Transferee set forth on the Amended Schedule A the number of Subject Shares set forth opposite the name of such Transferee under the heading “Number of Subject Shares to be Transferred” on Amended Schedule A (the “Transfer Shares”) and accordingly Parent agrees to waive Shareholder’s compliance with the restrictions contained in the Shareholder Agreement that would otherwise prohibit such Transfers, including those restrictions contained in Section 3(a)(iii) thereof.

2.                                       Amendment to Shareholder Agreement.  Upon completion of the Transfers referred to in Section 1:

(a)                                  The Original Schedule A shall automatically be amended and restated in its entirety to reflect the number of Subject Shares held by Shareholder immediately following the Transfers, as set forth on the Amended Schedule A; and

(b)                                 The definition of Subject Shares in the Shareholder Agreement shall automatically be amended to exclude the Transfer Shares.

Except as amended by this Agreement, the Shareholder Agreement shall remain in full force and effect and the Shareholder Agreement and this Agreement shall be read and constructed as one document.

3.                                       Representations and Warranties of Shareholder.  Shareholder hereby represents and warrants to Parent as of the date hereof and as of the time of the Transfers as follows:

(a)                                  Authority.  Shareholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Shareholder, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of Shareholder.  This Agreement has been duly executed and delivered by Shareholder and constitutes a valid and binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, except as the same may be limited by or subject to bankruptcy, insolvency, reorganization, moratorium or similar laws, as now or hereafter in effect, relating to creditors’ rights generally and general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.  The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or to increased, additional accelerated or guaranteed right or entitlements of any person under, or result in the creation of any lien in or upon any of the properties or assets of

Shareholder under, the charter or other organizational documents of Shareholder (if applicable), any trust agreement, loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Shareholder or to Shareholder’s property or assets, except for any such conflicts, violations, breaches, defaults, rights, losses, entitlements or liens that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay Shareholder’s performance of its obligations under this Agreement.  No trust of which Shareholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby.

(b)                                 The Subject Shares.  Shareholder is the record and beneficial owner of, or is trustee of a trust that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good and marketable title to, the Subject Shares set forth on the Original Schedule A and the Amended Schedule A free and clear of any claims, liens, encumbrances and security interests whatsoever.  Shareholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares set forth on the Original Schedule A and the Amended Schedule A.  Shareholder has the sole right to vote such Subject Shares, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, in each case except as contemplated by the Shareholder Agreement and this Agreement.

(c)                                  Non-Solicitation.  Shareholder has requested Parent to permit the Transfers and to enter into this Agreement.  The execution and delivery of this Agreement by Shareholder is made by Shareholder of its own volition.  Shareholder has not received from Parent any request or other solicitation (as such term is defined in Rule 14a-1(1) of the Securities Exchange Act of 1934, as amended) to execute this Agreement.

4.                                       Representations and Warranties of Parent.

(a)                                  Authority.  Parent hereby represents and warrants to Shareholder as of the date hereof and as of the Effective Time as follows: Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Parent, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against Parent in accordance with its terms, except as the same may be limited by or subject to bankruptcy, insolvency, reorganization, moratorium or similar laws, as now or hereafter in effect, relating to creditors’ rights generally and general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.  The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or to increased, additional accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any lien in or upon any of the properties or assets of Parent under, the charter or other organizational documents of Parent, any trust agreement, loan or credit agreement, note bond, debenture, note, mortgage, indenture, lease or other contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Parent or to Parent’s property or assets.

5.                                       Conditions of Transfer.  The Transfers of the Transfer Shares to the Transferees are, at Parent’s option, subject to the satisfaction of the following conditions:

(a)                                  Company Consent.  The Company shall have executed and delivered to Parent a consent to the Transfers in the form attached hereto as Exhibit A.

(b)                                 Additional Shareholder Agreements.  Each Transferee who is required to enter into a shareholder agreement with Parent substantially in the form of the Shareholder Agreement, as indicated opposite the name of such Transferee under the heading “Additional Shareholder Agreement” on the Amended Schedule A, shall have executed and delivered such shareholder agreement.

(c)                                  Fees and Expenses.

(i)  Shareholder’s shall pay its pro rata portion of fees and expenses (including attorney’s fees) incurred by Parent due to the Transfers contemplated by Shareholder and similar transfers contemplated by other shareholders who are executing similar agreements in connection with the execution, delivery and performance of this Agreement and such other similar agreements up to an aggregate amount for all such shareholders (including Shareholder) of not more than $25,000 in total, whether or not the Merger is consummated.  All such payments shall be made by wire transfer of immediately available funds to an account to be designated by Parent.

(ii)  In the event that Shareholder shall fail to pay the fees and expenses required pursuant to Section 5(c)(i), such fees and expenses shall accrue interest for the period commencing on the date such fees and expenses became past due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York from time to time during such period, as such bank’s Prime Lending Rate.  In addition, if Shareholder shall fail to pay such fees and expenses, Shareholder shall also pay to Parent all of Parent’s costs an expenses (including attorneys’ fees) in connection with the efforts to collect such fees and expenses.

(iii)  Shareholder acknowledges that the fees and expenses and the other provisions of this Section 5(c) are an integral part of the transaction contemplated by this Agreement and that, without these agreements, Parent would not enter into this Agreement.

6.                                       General Provisions.

(a)                                  Amendments.  This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(b)                                 Notice.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt (or upon the next succeeding Business Day if received after 5 p.m. local time on a Business Day or if received on a Saturday, Sunday or holiday) to Parent in accordance with Section 9.4 of the Merger Agreement and to Shareholder at its address set forth on the Amended Schedule A (or at such other address for a party as shall be specified by like notice).

(c)                                  Interpretation.  When a reference is made in this Agreement to a Section or Subsection, such reference shall be to a Section or Subsection of this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “or” is not exclusive.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, except as otherwise specified herein.  References to a person are also to its permitted successors and assigns.

(d)                                 Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

(e)                                  Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto (and their respective successors and assigns) any rights or remedies hereunder.

(f)                                    Governing Law.  This Agreement (and any claims or disputes arising out of or related thereto or to the transactions contemplated thereby or to the inducement of any party to enter therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by and construed in accordance with the laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction.

(g)                                 Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that each party shall be entitled to an injunction or injunctions or other appropriate equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York State court sitting in New York County or, if subject matter jurisdiction exists, in the United States District Court for the Southern District of New York, this being in addition to any other remedy to which such party is entitled at law or in equity, and each of the parties hereby waives in any such proceeding the defense of adequacy of a remedy at law and any requirement for the securing or posting of any bond or any other security relating to such equitable relief.  In addition, each of the parties hereto (a) submits to the personal jurisdiction of any New York State court sitting in New York County or the United States District Court for the Southern District of New York in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement in any court other than any New York State court sitting in New York County or, if subject matter jurisdiction exists, in the United States District Court for the Southern District of New York and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement.

(h)                                 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

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IN WITNESS WHEREOF, Parent has caused this Agreement to be signed by its officer thereunto duly authorized and Shareholder has signed this Agreement, all as of the date first written above.

GENERAL ELECTRIC COMPANY

By:
Name:
Title:

[	]

AMENDED SCHEDULE A

Shareholder	Transferee	Additional Shareholder Agreement	Number of Subject Shares to be Transferred

Robert H. Hoehl 2002 Grantor Retained Annuity Trust	Sale	No	104,232

Number of Subject Shares Held by Shareholder prior to Transfers: 914,232
Number of Subject Shares Transferred: 104,232
Number of Subject Shares Held by Shareholder following Transfers: 810,000
Address of Shareholder:

Shareholder	Transferee	Additional Shareholder Agreement	Number of Subject Shares to be Transferred

Richard E. Tarrant	Richard E. and Deborah L. Tarrant Foundation	Yes	432,456
Richard E. Tarrant	Gift	No	19,460

Number of Subject Shares Held by Shareholder prior to Transfers: 2,453,798
Number of Subject Shares Transferred: 451,916
Number of Subject Shares Held by Shareholder following Transfers: 2,001,882
Address of Shareholder:

Shareholder	Transferee	Additional Shareholder Agreement	Number of Subject Shares to be Transferred

Robert H. Hoehl	The Robert H. Hoehl Charitable Remainder Trust	Yes	450,000
Robert H. Hoehl	The Hoehl Family Foundation	Yes	350,000
Robert H. Hoehl	Robert H. Hoehl 2005 Grantor Retained Annuity Trust	Yes	1,000,000
Robert H. Hoehl	Gift	No	83,300
Robert H. Hoehl	Gift	No	30,000

Number of Subject Shares Held by Shareholder prior to Transfers: 2,780,369
Number of Subject Shares Transferred: 1,800,000
Number of Subject Shares Sold: 113,300
Number of Subject Shares Held by Shareholder following Transfers: 867,069
Address of Shareholder:

EXHIBIT A

CONSENT TO TRANSFER

1.                                       IDX Systems Corporation, a Vermont corporation, hereby:

(a)                                  acknowledges receipt of a copy of Amendment and Waiver No. 1 to Shareholder Agreement (the “Amendment”), dated as of December 6, 2005, between General Electric Company, a New York corporation, and [           ] (“Shareholder”);

(b)                                 acknowledges receipt of a copy of each of the additional shareholder agreements (“Additional Shareholder Agreements”) substantially in the form of the Shareholder Agreement to be entered into between each of the Transferees and Parent (each Transferee will enter into an Additional Shareholder Agreement with Parent); and

(c)                                  consents to each Transfer of Transfer Shares by Shareholder to each Transferee and to the execution and delivery of each of the Additional Shareholder Agreements by each of the Transferees, respectively.

2.                                       Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Amendment.

IDX SYSTEMS CORPORATION

By:
Name:
Title: